EXHIBIT 5.1

[Letterhead of Wilson Sonsini Goodrich & Rosati, P.C.]

November 16, 2001

TheraSense, Inc.
1360 South Loop Road
Alameda, CA 94502

          Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

          We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about November 16, 2001 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of 76,094 shares of your Common Stock reserved for issuance under the 2001 Stock Plan (the “2001 Plan”). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of such Common Stock under the 2001 Plan.

          It is our opinion that, when issued and sold in the respective manners referred to in the 2001 Plan and pursuant to the agreements which accompany the 2001 Plan, the Common Stock issued and sold thereby will be legally and validly issued, fully paid and non-assessable.

          We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any amendments thereto.

Ve	ry truly yours,

WI	LSON SONSINI GOODRICH & ROSATI
Pro	fessional Corporation

/s/	Wilson Sonsini Goodrich & Rosati